EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Sale of 17 Small Liftboats

(Harvey, La., Wednesday, June 1, 2005) Superior Energy Services, Inc. (NYSE: SPN) (the "Company") today announced that it sold 17 of its small rental liftboats to Hercules Offshore, LLC for approximately $20 million. The liftboats sold include all eight liftboats in the Company's 105-foot class fleet and all nine liftboats in the Company's 120-135 foot class fleet.

CEO Terry Hall commented: "We have exited the small rental liftboat market as it is not core to our production-related services and decommissioning strategies. We typically use our liftboats to deliver our production-related bundled services and support customers in their construction, maintenance and other production-enhancement projects. In recent years we have added liftboats with wider deck spaces, larger capacity cranes and more accommodations that are better suited to deliver these services in our target market areas."

The Company now owns and operates 25 liftboats in its rental fleet, all with leg lengths of 145-feet and greater.

Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property's economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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